Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization
P3 Health Group, LLC	DE
P3 Health Group Consulting, LLC	DE
P3 Health Group Management, LLC	DE
P3 Health Partners, LLC	DE
P3 California Merger Sub, LLC	DE
P3 Health Partners-Florida, LLC	DE
P3 Health Partners-Nevada, LLC	DE
P3 Health Partners-Oregon LLC	DE